Exhibit 99.1

November 2, 2011

Employers Holdings, Inc. Reports Third Quarter Earnings, Announces Expanded Stock Repurchase Program and Third Quarter Dividend

Key Highlights

(Q 3, 2011 compared to Q 3, 2010 except where noted)

•	Net written premiums of $103 million; up 26% with strong policy count growth of 30%

•	Net premiums earned of $93 million; up 15%

•	Increase in year over year payroll exposures of 16% at September 30, 2011

•	Rate of decline in net rate improved to 2% in the first nine months of 2011 versus 3% year over year

•	Shift in payroll business mix to lower hazard groups

•	Positive year over year net rate change in California of 10% at September 30, 2011

•	Total revenues of $113 million; up 11%

•	Third quarter results included the following significant items:

•	Tax benefit of $4.4 million

•	$1.1 million in charges for acquisition activities

•	Current accident year loss estimate of 77.2%

•	Repurchase of 1.6 million common shares

•	Year-to-date book value per share growth of 8% to $23.83 at September 30, 2011

Reno, NV—November 2, 2011—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE: EIG) today reported third quarter 2011 net income of $11.8 million or $0.31 per diluted share compared with $10.1 million or $0.25 per diluted share in the third quarter of 2010, an increase of $0.06 per diluted share.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $7.6 million or $0.20 per diluted share in the third quarter of 2011 compared with $5.3 million or $0.13 per diluted share in the third quarter of 2010, an increase of $0.07 per diluted share.

In the third quarter of 2011, the Company had a calendar year combined ratio of 112.9% (117.5% before the LPT), a slight increase of 1.3 percentage points from the third quarter of 2010 combined ratio of 111.6% (117.5% before the LPT). On an accident quarter basis, the

Company had a combined ratio before the LPT of 117.3% in the third quarter of 2011 compared to 117.5% in the third quarter of 2010.

Douglas D. Dirks, President and Chief Executive Officer of EHI, commented: “In the third quarter, our growth initiatives continued to yield positive results. Net premiums written increased 26% year over year driven by a 30% increase in policy count. We exceeded our monthly targets for adding policies in the past seven consecutive months, with 12,040 new policies at the end of September. We surpassed our twenty-four month target for adding agents with over 960 new appointments at September 30, 2011, nine months ahead of schedule. Additionally, as planned, over the last twelve months we have succeeded in shifting a larger percentage of our payroll exposure to less risky hazard groups A and B. Overall payroll exposure increased 16% year over year at September 30, 2011.”

Dirks continued: “We reported third quarter net income before the LPT of $7.6 million. The third quarter financial results include several significant items: a tax benefit of $4.4 million; a $1.1 million charge for acquisition due diligence activities; and the repurchase of 1.6 million common shares at a cost of $19.7 million. Our provision for current accident year losses remained stable in the third quarter relative to the first and second quarters, but was 5.9 percentage points higher than the loss provision rate in the third quarter of last year due largely to increased loss costs in California. Losses for prior period reserves were stable. We had an addition to losses of approximately $160,000 due to assigned risk business.”

Dirks concluded: “The workers’ compensation market continues to be impacted by uncertain economic conditions and historically low yields on investments. We continue to actively and cautiously manage through these challenging operating conditions. Our reserves remained adequate and we increased book value per share by 8% since the end of last year. Our balance sheet remains strong, evidenced by the execution of the common stock repurchase program. We are pleased to announce that this week the Board of Directors authorized a $100 million expansion of our current stock repurchase program and an extension of repurchase authority pursuant to the program through June 30 of 2013.”

Third Quarter 2011

Net premiums written increased 26.1% to $102.6 million in the third quarter of 2011 compared to the third quarter of 2010. Net premiums earned increased 14.8% to $92.6 million in the third quarter of 2011 from $80.7 million in the third quarter of 2010. Policy count at September 30, 2011 increased 30.1% to 56,601 from 43,511 at September 30, 2010. Year over year average in-force policy size declined 13.7%. In-force premiums at September 30, 2011 increased 12.3% year over year to $368.6 million with over half of that business in California. Strategic partnerships generated 23.8% of in-force premiums at the end of the third quarter in 2011. In-force payroll exposure increased 16.2% year over year at September 30, 2011. The year over year percentage decrease in net rate was 3.4% in 2011.

Net investment income of $19.6 million decreased 5.3% largely due to a slight decrease in yield. The tax-equivalent book yield on invested assets at September 30, 2011 was 5.2% compared with 5.4% at September 30, 2010.The average pre-tax book yield was 4.0% in the third quarter of 2011 compared with 4.1% in the third quarter of 2010.

Realized gains on investments in the third quarter of 2011 were $0.6 million compared to $8,000 in the third quarter of 2010.

Losses and LAE increased 27.8% to $67.4 million in the third quarter of 2011 from $52.8 million in the same period in 2010. Losses and LAE before the LPT increased 24.5% to $71.6 million in the third quarter of 2011 from $57.6 million in the third quarter of 2010. These increases were largely the result of the year over year increase in the current accident year loss estimate and the increase in net earned premiums. The increase in the current accident year loss estimate was primarily due to increased loss costs in California. Prior accident year loss development of approximately $160,000 in the third quarter was entirely related to the Company’s assigned risk business.

Third quarter underwriting and other operating expenses decreased 1.5% to $25.3 million from $25.7 million in the same period of 2010. Expenses related to compensation and facilities declined $1.8 million and $1.4 million, respectively, period over period, while professional service fees and premium taxes increased $1.7 million and $1.1 million, respectively. Underwriting and other operating expenses included a charge of $1.1 million related to acquisition due diligence activities in the third quarter of 2011.

In the third quarter of 2011, commission expense increased 10.0% to $11.0 million from $10.0 million in the third quarter of 2010 as a result of higher net premiums earned.

Dividends to policyholders decreased to $0.8 million in the third quarter of this year from $1.6 million in the third quarter of last year.

The Company recorded an income tax benefit of $4.4 million in the third quarter of 2011 compared to an income tax expense of $0.1 million in the third quarter of 2010. The effective tax rate was (58.6%) in the third quarter of 2011 compared to 0.6% for the same period of 2010. The increased tax benefit was primarily due to an increase in tax exempt income as a percentage of pretax net income to approximately 106% in the third quarter of 2011 compared with 55% in the third quarter of 2010, and the impact of the deferred reinsurance gain – LPT Agreement. Additionally, there was a $4.6 million increase in non-taxable favorable reserve development related to periods prior to January 1, 2000 during the third quarter of 2011 and none for the same period of 2010.

Interest expense was $0.9 million in the third quarter of 2011 compared with $1.6 million in the third quarter of 2010 primarily due to the expiration of an interest rate swap agreement on September 30, 2010.

Common stock repurchases in the quarter totaled 1,625,000 shares at an average price of $12.10 for a total of $19.7 million.

Year-to-Date 2011

Net premiums earned of $263.2 million in the first nine months of the year increased 10.5% from $238.2 million in the same period of 2010. Final audits increased net earned premiums $15.1 million for the nine months ended September 30, 2011, compared to the same period of 2010. In-force premium increased 14.8% in the first nine months of the year. In-force policy count increased 27.0% in the first nine months while the average policy size declined 9.6%. In-force payroll exposure at September 30, 2011 increased 17.4% year-to-date. The year-to-date percentage decrease in net rate was 2.3%.

In the first nine months of this year, net investment income of $60.4 million decreased 3.5% from $62.6 million in the first nine months of 2010, largely due to a 0.1% decrease in the average pre-tax book yield. The average pre-tax book yield for the first nine months of the year was 4.1% in 2011 compared with 4.2% for the same period in 2010. The tax-equivalent yield on invested assets at September 30 decreased to 5.2% in 2011 compared to 5.4% in 2010.

Realized gains on investments were $2.0 million in the first nine months of this year compared with $0.9 million for the first nine months of last year.

Losses and LAE increased 38.3% to $191.0 million in the first nine months of 2011 from $138.1 million for the same period in 2010. Before the impact of the LPT, losses and LAE totaled $204.0 million and $151.6 million for the nine months ended September 30, 2011 and 2010, respectively. There was $0.6 million of unfavorable prior accident year loss development in the first nine months of this year compared with $16.6 million of favorable development in the first nine months of last year. The small unfavorable development in 2011 was entirely related to the Company’s assigned risk business. The current period loss provision rate was 77.3% for the first nine months of this year compared with 70.6% for the same period last year with the increase primarily related to increased loss costs in California.

Year-to-date underwriting and other operating expenses of $77.2 million in 2011 declined 7.1% compared with $83.1 million in 2010. In the first nine months of this year, compensation expenses declined $7.5 million and facilities expenses declined $2.5 million, while premium taxes and assessments increased $3.3 million and professional services increased $1.5 million compared to the same period in 2010. The Company incurred restructuring charges of $0.9 million in the first nine months of 2010 and $1.1 million for acquisition due diligence activities in the third quarter of 2011.

Commission expense for the first nine months of 2011 increased 11.4% to $32.4 million from $29.1 million for the same period in 2010 due to higher net premiums earned.

Dividends to policyholders decreased to $2.8 million in the first nine months of 2011 from $3.4 million in the first nine months of 2010.

Interest expense was $2.7 million year-to-date in 2011 compared with $4.8 million for the same period in 2010 primarily due to the expiration of an interest rate swap agreement on September 30, 2010.

The Company recorded an income tax benefit of $8.7 million for the nine months ended September 30, 2011, compared to an income tax expense of $1.2 million for the corresponding period of 2010. The effective tax rate was (44.5%) compared to 2.7% for the same period of 2010. The increased tax benefit was primarily due to an increase in tax exempt interest income as a percentage of pretax net income to 123% in the first nine months of this year compared with 78% for the same period in 2010, and the impact of the deferred reinsurance gain – LPT Agreement. Additionally, there were $3.9 million and $4.6 million increases in non-taxable favorable reserve development related to periods prior to January 1, 2000 during the first quarter of 2010 and the third quarter of 2011, respectively.

As of September 30, 2011, book value (total stockholders’ equity including the deferred reinsurance gain – LPT Agreement) per share, increased 7.9% to $23.83 from $22.08 at December 31, 2010, largely due to accretive share repurchases.

In November 2010, the EHI Board of Directors authorized a share repurchase program for up to $100 million of the Company’s common stock from November 8, 2010 through June 30, 2012 (the 2011 Program). This week, the Board of Directors authorized a $100 million expansion of the 2011 Stock Repurchase Program and extended the Company’s repurchase authority through June 30, 2013. From inception of the 2011 Program through September 30, 2011, the Company repurchased a total of 3,752,985 shares of common stock at an average price of $14.68 per share, including commissions, for a total of $55.1 million. The timing and actual number of shares repurchased pursuant to the 2011 Program will depend on a variety of factors, including the Company’s share price, corporate and regulatory requirements, and other market and economic conditions. Repurchases pursuant to the 2011 Program may be commenced, modified or suspended from time to time without prior notice, and the 2011 Program may be suspended or discontinued at any time.

The fair market value of invested assets was $2.0 billion at September 30, 2011 with a duration of 4.65. The portfolio consisted of 96.3% in fixed maturity securities and 3.7% in equity securities. Just over 72% of the portfolio’s fixed maturity securities were rated AA or better. A list of portfolio securities by CUSIP as of September 30, 2011 is included in the “Investors” section of EHI’s web site at www.employers.com.

In addition, this week, EHI’s Board of Directors declared a fourth quarter cash dividend of six cents per share. The dividend is payable on November 30, 2011, to stockholders of record as of November 16, 2011.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call on Thursday, November 3, 2011 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 37386823. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the quarterly period ended September 30, 2011, with the Securities and Exchange Commission (“SEC”) following the call. The Form 10-Q will be available without charge through the EDGAR system at the SEC’s web site and will also be posted on the Company’s web site, www.employers.com, and will be accessible through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined below, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement. Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement. Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Policyholder Dividends Ratio. Policyholder dividends ratio is the ratio (expressed as a percentage) of policyholder dividends expense to net premiums earned.

Underwriting and Other Operating Expenses Ratio. The underwriting and other operating expenses ratio is the ratio (expressed as a percentage) of underwriting and other operating expenses to net premiums earned.

Combined Ratio.The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expenses ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement. Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share. Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI’s public filings with the SEC, including the risks detailed in the Company’s Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K, as well as increased loss costs in California.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including increased loss costs in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC’s EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:

Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.

Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2011 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist.® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.

Consolidated Statements of Comprehensive Income

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Revenues
Gross premiums written	$104,514	$83,265	$315,571	$242,064

Net premiums written	$102,557	$81,312	$309,249	$234,812

Net premiums earned	$92,601	$80,695	$263,156	$238,221
Net investment income	19,584	20,689	60,383	62,592
Realized gains on investments, net	647	8	1,983	900
Other income	82	393	205	600

Total revenues	112,914	101,785	325,727	302,313

Expenses
Losses and loss adjustment expenses	67,438	52,764	191,009	138,097
Commission expense	10,968	9,971	32,368	29,052
Dividends to policyholders	840	1,584	2,766	3,386
Underwriting and other operating expense	25,334	25,722	77,212	83,132
Interest expense	906	1,632	2,731	4,832

Total expenses	105,486	91,673	306,086	258,499

Net income before income taxes	7,428	10,112	19,641	43,814
Income tax (benefit) expense	(4,355)	58	(8,738)	1,164

Net income	$11,783	$10,054	$28,379	$42,650

Comprehensive income
Unrealized gains during the period, before taxes	$26,053	$39,769	$51,339	$68,295
Less: reclassification adjustment for realized gains in net income	647	8	1,983	900

Other comprehensive income, before tax	25,406	39,761	49,356	67,395
Income tax expense related to:
Unrealized gains during the period	9,118	12,877	18,382	24,274
Realized gains in net income	226	3	694	315

Other comprehensive income, net of tax	16,514	26,887	31,668	43,436

Total comprehensive income	$28,297	$36,941	$60,047	$86,086

Reconciliation of net income to net income before impact of LPT Agreement
Net income	$11,783	$10,054	$28,379	$42,650
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT Agreement	4,203	4,792	12,984	13,514

Net income before LPT Agreement	$7,580	$5,262	$15,395	$29,136

Employers Holdings, Inc

Consolidated Statements of Comprehensive Income

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)

Net income	$11,783	$10,054	$28,379	$42,650

Earnings per common share
Basic	$0.31	$0.25	$0.74	$1.02
Diluted	$0.31	$0.25	$0.74	$1.01

Weighted average shares outstanding
Basic	37,623,935	40,765,528	38,251,561	41,991,051
Diluted	37,636,512	40,919,728	38,380,367	42,098,644

Reconciliation of EPS to EPS before impact of the LPT Agreement

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Earnings per common share
Basic	$0.31	$0.25	$0.74	$1.02
Diluted	$0.31	$0.25	$0.74	$1.01

Earnings per common share attributable to the LPT Agreement
Basic	$0.11	$0.12	$0.34	$0.33
Diluted	$0.11	$0.12	$0.34	$0.32

Earnings per common share before the LPT Agreement
Basic	$0.20	$0.13	$0.40	$0.69
Diluted	$0.20	$0.13	$0.40	$0.69

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	As of September 30, 2011	As of December 31, 2010
	(unaudited)
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,805,866 at September 30, 2011 and $1,901,778 at December 31, 2010)	$1,960,353	$2,000,364
Equity securities at fair value (amortized cost $50,119 at September 30, 2011 and $49,281 at December 31, 2010)	74,422	80,130

Total investments	2,034,775	2,080,494

Cash and cash equivalents	206,834	119,825
Restricted cash and cash equivalents	6,192	16,949
Accrued investment income	20,252	23,022
Premiums receivable, less bad debt allowance of $6,207 at September 30, 2011 and $7,603 at December 31, 2010	154,714	109,987
Reinsurance recoverable for:
Paid losses	10,621	14,415
Unpaid losses	927,670	956,043
Funds held by or deposited with reinsureds	1,615	3,701
Deferred policy acquisition costs	39,161	32,239
Federal income taxes recoverable	8,260	4,048
Deferred income taxes, net	25,146	38,078
Property and equipment, net	11,517	11,712
Intangible assets, net	12,076	13,279
Goodwill	36,192	36,192
Other assets	19,021	20,136

Total assets	$3,514,046	$3,480,120

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,249,264	$2,279,729
Unearned premiums	194,218	149,485
Policyholders’ dividends accrued	4,154	5,218

Total claims and policy liabilities	2,447,636	2,434,432

Commissions and premium taxes payable	26,086	17,313
Accounts payable and accrued expenses	29,226	18,601
Deferred reinsurance gain—LPT Agreement	357,357	370,341
Notes payable	132,000	132,000
Other liabilities	15,645	17,317

Total liabilities	$3,007,950	$2,990,004

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(continued)

	As of September 30, 2011	As of December 31, 2010
	(unaudited)
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,930,227 and 53,779,118 shares issued and 36,230,399 and 38,965,126 shares outstanding at September 30, 2011, and December 31, 2010, respectively	$539	$538
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	317,761	314,212
Retained earnings	340,823	319,341
Accumulated other comprehensive income, net	115,801	84,133
Treasury stock, at cost (17,699,828 shares at September 30, 2011 and 14,813,992 shares at December 31, 2010)	(268,828)	(228,108)

Total stockholders’ equity	506,096	490,116

Total liabilities and stockholders’ equity	$3,514,046	$3,480,120

Book value per share

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$506,096	$490,116
Deferred reinsurance gain – LPT Agreement	357,357	370,341

Total equity including deferred reinsurance gain–LPT Agreement (A)	$863,453	$860,457

Shares outstanding (B)	36,230,399	38,965,126

Book value per share (A * 1000) / B	$23.83	$22.08

Employers Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2011	2010
	(unaudited)
Operating activities
Net income	$28,379	$42,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,861	5,477
Stock-based compensation	2,738	2,982
Amortization of premium on investments, net	5,791	4,238
Allowance for doubtful accounts	(1,396)	(1,764)
Deferred income tax (benefit) expense	(4,756)	5,045
Realized gains on investments, net	(1,983)	(900)
Realized losses on retirement of assets	128	252
Change in operating assets and liabilities:
Accrued investment income	2,770	1,779
Premiums receivable	(43,331)	13,180
Reinsurance recoverable on paid and unpaid losses	32,167	57,059
Funds held by or deposited with reinsureds	2,086	3,047
Federal income taxes recoverable	(4,212)	(5,360)
Unpaid losses and loss adjustment expenses	(30,465)	(99,827)
Unearned premiums	44,733	(5,057)
Accounts payable, accrued expenses and other liabilities	9,979	(1,014)
Deferred reinsurance gain–LPT Agreement	(12,984)	(13,514)
Other	1,472	(2,672)

Net cash provided by operating activities	35,977	5,601

Investing activities
Purchase of fixed maturities	(112,895)	(165,273)
Purchase of equity securities	(4,314)	(454)
Proceeds from sale of fixed maturities	98,400	77,859
Proceeds from sale of equity securities	4,490	567
Proceeds from maturities and redemptions of investments	104,990	94,521
Capital expenditures and other	(3,591)	(1,684)
Restricted cash and cash equivalents provided by (used in) investing activities	10,757	(2,189)

Net cash provided by investing activities	97,837	3,347

Financing activities
Proceeds from exercise of stock options	—	74
Acquisition of treasury stock	(40,720)	(50,000)
Cash transactions related to stock-based compensation	800	(1,229)
Dividends paid to stockholders	(6,885)	(7,554)

Net cash used in financing activities	(46,805)	(58,709)

Net increase (decrease) in cash and cash equivalents	87,009	(49,761)
Cash and cash equivalents at the beginning of the period	119,825	188,833

Cash and cash equivalents at the end of the period	$206,834	$139,072

Employers Holdings, Inc.

Calculation of Combined Ratio before the Impact of the LPT Agreement

(in thousands, except for percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Net premiums earned	$92,601	$80,695	$263,156	$238,221

Losses and loss adjustment expenses	67,438	52,764	191,009	138,097

Loss & LAE ratio	72.8%	65.3%	72.6%	58.0%

Amortization of deferred reinsurance gain – LPT	$4,203	$4,792	$12,984	$13,514
Impact of LPT	4.5%	5.9%	4.9%	5.7%

Loss & LAE before impact of LPT	$71,641	$57,556	$203,993	$151,611

Loss & LAE ratio before impact of LPT	77.4%	71.3%	77.5%	63.6%

Commission expense	$10,968	$9,971	$32,368	$29,052

Commission expense ratio	11.8%	12.4%	12.3%	12.2%

Dividends to policyholders	$840	$1,584	$2,766	$3,386

Policyholder dividend ratio	0.9%	2.0%	1.1%	1.4%

Underwriting & other operating expenses	$25,334	$25,722	$77,212	$83,132

Underwriting & other operating expenses ratio	27.4%	31.9%	29.3%	34.9%

Total expenses	$104,580	$90,041	$303,355	$253,667

Combined ratio	112.9%	111.6%	115.3%	106.5%

Total expense before impact of the LPT	$108,783	$94,833	$316,339	$267,181

Combined ratio before the impact of the LPT	117.5%	117.5%	120.2%	112.2%

Reconciliations to Current Accident Period Combined Ratio
Losses & LAE before impact of LPT	$71,641	$57,556	$203,993	$151,611
Plus: Favorable (unfavorable) prior period reserve development	(164)	0	(631)	16,642

Accident period losses & LAE before impact of LPT	$71,477	$57,556	$203,362	$168,253

Losses & LAE ratio before impact of LPT	77.4%	71.3%	77.5%	63.6%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.2)	0.0	(0.2)	7.0

Accident period losses & LAE ratio before impact of LPT	77.2%	71.3%	77.3%	70.6%

Combined ratio before impact of the LPT	117.5%	117.5%	120.2%	112.2%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.2)	0.0	(0.2)	7.0

Accident period combined ratio before impact of LPT	117.3%	117.5%	120.0%	119.2%